Exhibit 99.1

Hepion Pharmaceuticals Announces First NASH Patient Dosed with CRV431 in Phase 2 ‘AMBITION’ Clinical Trial

Hepion Introduces ‘AI-POWRTM’ Proprietary Big Data Analytics Platform in AMBITION Trial

•	AI – Artificial Intelligence, using supervised and unsupervised machine learning

•	P – Precision Medicine, individualizing treatments based on genetics, environment, and lifestyle

•	O - Omics, including genomics, proteomics, lipidomics, and metabolomics

•	W – World, accessing world genomic databases

•	R – Response and clinical outcomes

EDISON, N.J., August 5, 2020 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focusing on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced that CRV431 was administered to the first NASH patient. Hepion previously announced that CRV431 successfully progressed through a phase 1 program, where the safety, tolerability and pharmacokinetics of CRV431 were evaluated in healthy subjects.

The open-label phase 2a study, called the ‘AMBITION’ trial, is designed to assess safety, tolerability, and pharmacokinetics of 75 mg CRV431, administered orally to F2 and F3 NASH patients (n=18), once daily for 28 days. Additionally, our Clinical Pharmacology group will be examining certain biomarkers including, for example, collagen, matrix metalloproteinases, lipidomics, genomics, liver transaminases, Pro-C3, ELF score, gene-gene, gene-protein network analysis, and Fibroscan in a multivariate multi-omics analysis to elucidate CRV431 activity in NASH. AI-POWR, Hepion’s in-house proprietary big data analytics platform that allows for precision medicine will be used to optimize the understanding of CRV431 in NASH.

“Our phase 2a trial is a relatively small study of 28-days duration with CRV431 dosing in NASH patients,” said Dr. Patrick Mayo, Hepion’s Senior Vice-President, Clinical Pharmacology. “The primary endpoint of this trial assesses safety, tolerability, and pharmacokinetics. From a secondary endpoint perspective, we are not looking to see histological changes in fibrosis in such a short period of time. However, we believe our proprietary big data analytical platform which integrates clinical pharmacology with bioinformatics, systems pharmacology, and machine learning will allow us to rapidly identify meaningful outcomes that can be used in future clinical trials. This proprietary platform has already been applied to previous studies, for example, where we conducted a genetic analysis of over 28,000 genes and variants in a prior study of CRV431 in human Precision Cut Liver Slices obtained from Fibrofind in the UK. This method of data analytics has allowed us to enrich our current phase 2a study design.”

Dr. Robert Foster, Hepion’s Chief Executive Officer added, “By its very nature, drug development is a risky venture but is absolutely necessary. In particular, we believe NASH is a very heterogenous disease with complex biochemical and pathological processes complicated, for example, by time and genetics. As such, treating NASH may be tantamount to hitting a moving target. We believe we can mitigate much of the usual risks associated with clinical trials, and NASH in particular, by utilizing cutting edge data tools allowing for precision medicine. We will be drawing upon our vast expertise in cyclophilin drug development, honed over decades of experience, to further the advancement of CRV431 in the clinic. Dr. Mayo and our research group have developed a highly sophisticated and proprietary analytics program, called AI-POWR, to make the most of our non-clinical and clinical data in a way that is a novel step forward.”

Dr. Stephen Harrison, Principal Investigator and Hepion’s consultant Medical Director, further commented, “I find Hepion’s unique approach, utilizing big data analytics in a phase 2a NASH trial with AI, personally very exciting and should allow us to further drill down into this complex disease. There are no other cyclophilin inhibitors, such as CRV431, that are currently being used in this patient population. As such, Hepion’s CRV431 represents an entirely novel approach to treating this serious disease.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; risks associated with delays, increased costs and funding shortages caused by the COVID-19 pandemic; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2019 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com